Exhibit 99.3

LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS

HOLOGIC, INC.

OFFER TO EXCHANGE UP TO

$1,000,000,000 OUTSTANDING 6.25% SENIOR NOTES DUE 2020

(CUSIP Nos. 436440 AD3, U38284 AA0, 436440 AE1)

FOR

LIKE PRINCIPAL AMOUNT OF 6.25% SENIOR NOTES DUE 2020

(CUSIP No.                     )

WHICH HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

Pursuant to the Prospectus dated                     , 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depositary Trust Company Participants:

Hologic, Inc. (the “Company”) is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2013 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), an aggregate principal amount of up to $1,000,000,000 of its 6.25% Senior Notes due 2020 (the “New Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding 6.25% Senior Notes due 2020 (the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in a registration rights agreement, dated as of August 1, 2012, among the Company, the guarantors and the initial purchasers named therein with respect to the Old Notes.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. Prospectus, dated                     , 2013;

2. The Letter of Transmittal for your use and for the use of your clients who hold Old Notes registered in their own names and for the information of your clients for whose account you hold Old Notes registered in your name or in the name of your nominee;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (i) certificates representing the Old Notes are not immediately available, (ii) the Letter of Transmittal or any other documents required thereby cannot be delivered to the exchange agent on or prior to the Expiration Date, or (iii) the procedures for delivery by book-entry transfer cannot be completed on or prior to the Expiration Date;

4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. IRS Form W-9 (Request for Taxpayer Identification Number and Certification) with Instructions (included with Letter of Transmittal).

The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent for the Exchange Offer). The Company will pay or cause to be paid transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, or the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal. The Company may, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the exchange agent and certificates representing the Old Notes should be delivered to the exchange agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If (i) certificates representing the Old Notes are not immediately available, (ii) the Letter of Transmittal or any other documents required thereby cannot be delivered to the exchange agent on or prior to the Expiration Date, or (iii) the procedures for delivery by book-entry transfer cannot be completed on or prior to the Expiration Date, a tender may be effected by delivery of a Notice of Guaranteed Delivery in accordance with the procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

HOLOGIC, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT OR CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY AFFILIATE OF EITHER OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures